UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2009

UNITED COMMUNITY FINANCIAL CORP.
 (Exact name of registrant as specified in its charter)

OHIO	0-024399	34-1856319
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 West Federal Street, Youngstown, Ohio	44503-1203
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 742-0500

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Financial Information

ITEM 2.06. Material Impairments

On November 24, 2009, the Company determined that based upon recently received information a material charge for impairment to specific loans is required pursuant to generally accepted accounting principles applicable to the Company. After a review of three unsecured commercial lines of credit and one secured line of credit that have common characteristics relating to affiliated borrowers, the Company concluded that these loans had become impaired because the borrowers are unlikely to perform their obligations in accordance with the terms and conditions of the loan documents.

The four impaired loans have an aggregate principal balance of $10,377,218 as of November 30, 2009. The Company has determined that an impairment charge presently is required with respect to three of the four loans. The fourth loan is being further evaluated for the amount, if any, of any impairment charge. Because the three loans currently requiring an impairment charge are unsecured, the Company estimates that the pre-tax specific charge for impairment applicable to these three commercial loans will be $9,077,218, equal to the total principal amount of those three loans. The Company will record a specific provision for loan losses in that amount for the month ended November 30, 2009. The Company currently is negotiating with the borrowers to provide collateral to the Company to secure some or all of these three loans. While the Company does not anticipate any further impairment charges on the three loans for which a charge has been taken (since the loans have been fully reserved through the specific provision described above), the Company is reviewing the value of the collateral securing the fourth loan, which may result in future impairment charges for that loan.

After taking the impairment charges described herein, regulatory capital for The Home Savings and Loan Company, the Company’s wholly-owned subsidiary, will continue to exceed the levels to be considered “adequately capitalized”.

The Company regularly reviews its allowance for loan losses at the end of each month to determine the adequacy of the allowance. The charge described above will be in addition to any other provision that may be required pursuant to this regular monthly review.

At this time, the Company does not anticipate that this impairment charge of $9,077,218 will result in any future material cash expenditures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNITED COMMUNITY FINANCIAL CORP.

By: /s/ Jude J. Nohra
       Jude J. Nohra, General Counsel & Secretary

Date: December 1, 2009

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